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                            ARV Assisted Living, Inc.
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                (Name of Registrant as Specified In Its Charter)


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                      [LETTERHEAD OF ARV ASSISTED LIVING]

Thursday January 15, 8:03 am Eastern Time

Company Press Release

ARV Assisted Living Former CEO Davidson Does Not Intend to Vote for
Emeritus Slate

COSTA MESA, Calif.--(BW HealthWire)--Jan. 15, 1998--ARV Assisted Living, Inc. (Amex:SRS - news) announced yesterday that its former Chairman, Gary L. Davidson, who beneficially owns 959,826 shares (or approximately 6.1% of the outstanding shares) filed an amended Schedule 13D stating he does not support the slate of nominees proposed by Emeritus.

Mr. Davidson's amended Schedule 13D stated, "(T)he Emeritus proposal, which is subject to numerous conditions including financing, is not attractive to (me) because of such conditions and contingencies which (I) believe are unlikely to be met. (I) do not intend to vote for the Emeritus nominees at ARV's annual meeting or to vote in favor of the merger proposed by Emeritus, based upon the present terms of the Emeritus proposal."

Howard Phanstiel, ARV's Chairman and Chief Executive Officer, stated, "We are pleased to receive Mr. Davidson's support for the ARV Board. We are not surprised by his decision inasmuch as Mr. Davidson had previously voted against the prior proposal floated by Emeritus when he was the Chairman of ARV."

ARV Assisted Living, Inc. was founded in 1980. The Company is one of the nation's leading providers of assisted living. ARV operates 49 communities containing about 6,300 units in 10 states. It has five communities containing 633 units under construction in Florida, Massachusetts and Nevada.

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Contact:

     ARV Assisted Living, Costa Mesa
     Mitch Gellman
     Director of Investor Relations
     714/435-4322
     E-Mail: investor.relations@arvi.com